Exhibit 3

STOCKHOLDERS AGREEMENT

among

RAD TECHNOLOGIES, INC.

and

THE STOCKHOLDERS NAMED HEREIN

dated as of

July 30, 2021

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein, this “Agreement”), dated as of July 30, 2021, is entered into among RAD Technologies, Inc., a Delaware corporation (the “Company”), and each Person identified on Schedule A hereto and executing a signature page hereto and each other Person who after the date hereof acquires securities of the Company and agrees to become a party to, and bound by, this Agreement by executing a Joinder Agreement (each a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company, RAD Canada Inc. and Atomic Reach Inc. are entering into an Asset Purchase Agreement (the “Purchase Agreement”) providing for the issuance of shares of Common Stock, and in connection with that agreement, the parties desire to provide for certain agreements among the Stockholders, among other agreements, to designate the election of certain members of the board of directors of the Company (the “Board”) in accordance with the terms of this Agreement;

WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement, certain Stockholders are subscribing for shares of the Company’s Common Stock, pursuant to the Subscription Agreement;

WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement and from time to time thereafter, the Company shall grant certain Stockholders Stock Options to purchase shares of Common Stock, pursuant to the Stock Option Plan and applicable Award Agreements between the Company and such Stockholder; and

WHEREAS, the Company and the Stockholders desire to enter into this Agreement to set forth their understanding and agreement as to the shares of Capital Stock held by the Stockholders, including the voting, tender, and Transfer of such shares under the circumstances set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. When used in this Agreement with initial capital letters, the following terms have the meanings specified or referred to in this Section 1.01:

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, including any partner, member, stockholder, or other equity holder of such Person or manager, director, officer, or employee of such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

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“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Applicable ROFR Rightholder Exercise Notice” has the meaning set forth in Section 4.03(d)(iii).

“Applicable ROFR Rightholder Option Period” has the meaning set forth in Section 4.03(d)(iii).

“Applicable ROFR Rightholders” has the meaning set forth in Section 4.03(a).

“Award Agreements” means a written agreement, contract, certificate, or other instrument or document evidencing the terms and conditions of any individual grant of Stock Options under the Stock Option Plan.

“Barnett” has the meaning set forth in Section 2.02(b).

“Board” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the City of New York are authorized or required to close.

“Capital Stock” means the Common Stock, and any other class or series of capital stock or other equity securities of the Company, whether authorized as of or after the date hereof.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as filed on July 6, 2018 with the Secretary of State of the State of Delaware and as amended, modified, supplemented, or restated from time to time.

“Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries to a Third Party Purchaser; (b) a sale resulting in no less than a majority of the Common Stock (or other voting stock of the Company) on a Fully Diluted Basis being held by a Third Party Purchaser; or (c) a merger, consolidation, recapitalization, or reorganization of the Company with or into a Third Party Purchaser that results in the inability of the Stockholders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.

“Common Stock” means, collectively, the common stock of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange, or similar reorganization.

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“Company” has the meaning set forth in the Preamble.

“Company Option Period” has the meaning set forth in Section 4.03(d)(ii).

“Company ROFR Exercise Notice” has the meaning set forth in Section 4.03(d)(ii).

“Company Subsidiary” means a Subsidiary of the Company.

“Confidential Information” has the meaning set forth in Section 5.01(a).

“DGCL” means the Delaware General Corporation Law, as amended from time to time and including any successor legislation thereto and any regulations promulgated thereunder.

“Drag-along Notice” has the meaning set forth in Section 4.05(c).

“Drag-along Sale” has the meaning set forth in Section 4.05(a).

“Drag-along Stockholder” has the meaning set forth in Section 4.05(a).

“Dragging Stockholder” has the meaning set forth in Section 4.05(a).

“Exercising Applicable ROFR Rightholder” has the meaning set forth in Section 4.03(d)(iv).

“Exercising Applicable ROFR Rightholder Exercise Notice” has the meaning set forth in Section 4.03(d)(iv).

“Exercising Applicable ROFR Rightholder Notice” has the meaning set forth in Section 4.03(d)(iv).

“Exercising Applicable ROFR Rightholder Option Period” has the meaning set forth in Section 4.03(d)(iv).

“Family Members” has the meaning set forth in Section 4.02(a).

“Fidelity Group” means FMR LLC, FIL Limited and Fidelity Canada Investors LLC, each of their respective Affiliates and any investment fund managed directly or indirectly by any of these entities.

“Fidelity Permitted Transferee” has the meaning set forth in Section 4.02(b).

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“Fidelity Purchasers” means Fidelity Canadian Growth Company Fund and Fidelity Special Situations Fund.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“Freedman” has the meaning set forth in Section 2.02(a).

“Fully Diluted Basis” means, as of any date of determination: (a) with respect to all Capital Stock, all issued and outstanding Capital Stock of the Company and all Capital Stock issuable upon the exercise or conversion of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible; or (b) with respect to any specified type, class, or series of Capital Stock, all issued and outstanding shares of Capital Stock designated as such type, class, or series and all such designated shares of Capital Stock issuable upon the conversion or exercise of any outstanding Stock Equivalents as of such date, whether or not such Stock Equivalent is at the time exercisable or convertible.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Joinder Agreement” means the Joinder Agreement to this Agreement in form and substance attached hereto as Exhibit B.

“Key Holder(s)” means Barnett, Freedman, and Silver.

“Offered Stock” has the meaning set forth in Section 4.03(a).

“Offering Stockholder” has the meaning set forth in Section 4.03(a).

“Permitted Transfer” means a Transfer of Capital Stock or Stock Equivalents carried out pursuant to Section 4.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Prospective Transferee” has the meaning set forth in Section 4.03(a).

“Public Offering” means any underwritten public offering pursuant to a registration statement filed in accordance with the Securities Act.

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“Purchase Agreement” has the meaning set forth in the Recitals.

“Related Agreements” has the meaning set forth in Section 7.07.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“ROFR Notice” has the meaning set forth in Section 4.03(c)(i).

“ROFR Pro Rata Portion” means, for any Applicable ROFR Rightholder and for any Offered Stock as of any particular time, a fraction determined by dividing (a) the number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of Offered Stock owned by such Applicable ROFR Rightholder immediately prior to such time by (b) the aggregate number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of Offered Stock owned by all of the Applicable ROFR Rightholders immediately prior to such time.

“ROFR Rightholders” has the meaning set forth in Section 4.03(a).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Selling Stockholder” has the meaning set forth in Section 4.04(a).

“Shares” means shares of (a) Common Stock; and (b) any other Capital Stock, in each case together with any Stock Equivalents thereon, purchased, owned, or otherwise acquired by a Stockholder as of or after the date hereof, and any securities issued in respect of any of the foregoing, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange, or similar reorganization.

“Silver” has the meaning set forth in Section 2.02(c).

“Stock Equivalents” means any Stock Option and any other security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for Shares, and any option, warrant, or other right to subscribe for, purchase, or acquire Shares or Stock Equivalents (disregarding any restrictions or limitations on the exercise of such rights).

“Stock Option Plan” means the RAD TECHNOLOGIES, INC. 2018 STOCK INCENTIVE PLAN of the Company, as amended, restated, or modified from time to time.

“Stock Options” means the Stock Options of the Company granted pursuant to the Stock Option Plan and the Award Agreements thereunder.

“Stockholder” has the meaning set forth in the Preamble.

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“Subscription Agreement” means that certain Subscription Agreement, dated as of the date hereof and attached hereto as Exhibit A, by and between the Company and a Stockholder, pursuant to which such Stockholder has acquired that number of shares of Common Stock set forth in the Subscription Agreement.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tag-along Exercise Notice” has the meaning set forth in Section 4.04(d)(i).

“Tag-along Exercise Period” has the meaning set forth in Section 4.04(d)(i).

“Tag-along Notice” has the meaning set forth in Section 4.04(c).

“Tag-along Pro Rata Portion” means, for any Selling Stockholder or Tag-along Stockholder and for Tag-along Stock as of any particular time, a fraction determined by dividing (a) the number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of Tag-along Stock owned by such Stockholder immediately prior to such time by (b) the aggregate number of Shares (or applicable Stock Equivalents) on a Fully Diluted Basis of Tag-along Stock owned by the Selling Stockholder and all of the Tag-along Stockholders timely electing to participate in the applicable Tag-along Sale pursuant to Section 4.04(d)(i) immediately prior to such time.

“Tag-along Sale” has the meaning set forth in Section 4.04(a).

“Tag-along Stock” has the meaning set forth in Section 4.04(a).

“Tag-along Stockholder” has the meaning set forth in Section 4.04(a).

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction: (a) does not directly or indirectly own or have the right to acquire any outstanding Capital Stock (or applicable Stock Equivalents); or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Capital Stock (or applicable Stock Equivalents).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of, any shares of Capital Stock or Stock Equivalents owned by a Person or any interest (including a beneficial interest) in any Capital Stock or Stock Equivalents owned by a Person. “Transfer”, when used as a noun, shall have a correlative meaning.

“Transfer Offer” has the meaning set forth in Section 4.03(a).

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“Transferee” means a recipient of, or proposed recipient of, a Transfer, including a Permitted Transferee or a Prospective Transferee.

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits, and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

VOTING PROVISIONS REGARDING THE BOARD

Section 2.01 Shares. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company that the holders of which are entitled to vote for members of the Board, including, without limitation, all shares of Common Stock by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

Section 2.02 Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of Stockholders at which an election of directors is held or pursuant to any written consent of the Stockholders, the following Persons shall be elected to the Board:

(a) Joseph Freedman (“Freedman”) for so long as Freedman holds at least seven and one-half percent (7.5%) of the outstanding Capital Stock of the Company on an as converted basis;

(b) Jeremy Barnett (“Barnett”);

(c) Bradley Silver (“Silver”);

(d) So long as Barnett is a director, one individual nominated by Barnett who is confirmed by the holders of a majority of the Shares held by the Stockholders who are identified as “Original RAD Stockholders” on Schedule A (the “Nominated Director #1”); and

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(e) So long as Freedman and Silver are each a director, one individual nominated by Freedman and Silver who is confirmed by the holders of a majority of the Shares held by the Stockholders who are identified as “Former AR Stockholders” on Schedule A (the “Nominated Director #2”).

To the extent that any of clauses (a) through (e) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the Stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Certificate of Incorporation.

Section 2.03 Failure to Designate a Board Member. In the absence of any designation from the Persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if willing to serve unless such individual has been removed as provided herein, and otherwise such Board seat shall remain vacant until otherwise filled as provided above.

Section 2.04 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Section 2.02 of this Agreement may be removed from office except that:

(i) so long as Barnett is a director, Barnett shall have the right to remove Nominated Director #1 at any time and to nominate a replacement to fill a vacancy left by the death, resignation or removal by delivering written notice thereof to the Company;

(ii) so long as Silver and Freedman are each a director, Silver and Freedman shall have the right to remove Nominated Director #2 at any time and to nominate a replacement to fill a vacancy left by the death, resignation or removal by delivering written notice thereof to the Company;

(iii) each Barnett and Silver may be removed as a director by the affirmative vote of holders of a majority of the outstanding Capital Stock, but only in the event either is terminated for “cause”, as defined in their respective employment agreement with the Company; and

(iv) Freedman may be removed as a director as a director by the affirmative vote of holders of a majority of the outstanding Capital Stock, but only if Freedman owns less than7.5% of the outstanding Capital Stock of the Company on an as converted basis;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 2.02 shall be filled pursuant to the provisions of this Article II.

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All Stockholders agree to execute any written consents required to perform the obligations of this Section 2, and the Company agrees at the request of any Person or group entitled to designate directors to call a special meeting of Stockholders for the purpose of electing directors. So long as the Stockholders are entitled to cumulative voting, if less than the entire Board is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board.

Section 2.05 No Liability for Election of Recommended Directors. No Stockholder, nor any Affiliate of any Stockholder, shall have any liability as a result of designating a Person for election as a director for any act or omission by such designated Person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

ARTICLE III

INFORMATION RIGHTS

Section 3.01 Stockholder Information Rights. In addition to, and without limiting any rights that a Stockholder may have with respect to inspection of the books and records of the Company under the DGCL, the Company shall furnish to each Stockholder, the following information:

(a) As soon as available, and in any event within one hundred and twenty (120) days after the end of each Fiscal Year, the balance sheet of the Company at the end of each such Fiscal Year and the statements of income, cash flows, and changes in stockholders’ equity for such year.

(b) As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter, the balance sheet of the Company at the end of such quarter and the statements of income, cash flows, and changes in stockholders’ equity for such quarter, all in reasonable detail.

(c) To the extent the Company is required by Applicable Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports, and other periodic reports (without exhibits) prepared by the Company as soon as available.

Section 3.02 Fidelity Information Rights. The Company shall deliver to Fidelity Purchasers and any Fidelity Permitted Transferee all information requested by Fidelity Purchasers or any Fidelity Permitted Transferee necessary for the tax reporting requirements of any members of the Fidelity Group. The Company shall promptly and accurately respond, and use its best efforts to cause any transfer agent to promptly respond, to requests for information made on behalf of the Fidelity Purchasers or any Fidelity Permitted Transferee or any account relating to: (i) accounting, tax or securities law matters required in connection with an audit of, or reporting requirements in connection with, the Fidelity Purchasers and any Fidelity Permitted Transferee’s fund or account fund; and (ii) the actual holdings of the Fidelity Purchasers and any Fidelity Permitted Transferee’s fund or account, including in relation to the total outstanding shares in the capital of the Company; provided, however, that the Company shall not be obligated to provide any such information that could reasonably result in a violation of Applicable Law or conflict with the Company’s insider trading policy or confidentiality obligation of the Company.

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ARTICLE IV

TRANSFER

Section 4.01 General Restrictions on Transfer.

(a) Transfer Restrictions. Each Stockholder acknowledges and agrees that such Stockholder (or any Permitted Transferee of such Stockholder) shall not Transfer any Capital Stock or Stock Equivalents except:

(i) pursuant to a Public Offering;

(ii) as permitted pursuant to Section 4.02; or

(iii) in strict accordance with the restrictions, conditions, and procedures described in the other provisions of this Section 4.01 and Section 4.03, Section 4.04, and Section 4.05, as applicable.

(b) Other Transfer Restrictions. Notwithstanding any other provision of this Agreement (including Section 4.02), each Stockholder agrees that it will not, directly or indirectly, Transfer any of its Capital Stock or Stock Equivalents:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Capital Stock or Stock Equivalents, if requested by the Company, only upon delivery to the Company of a written opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer would cause the Company or any of the Company Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(iii) if such Transfer would cause the assets of the Company or any of the Company Subsidiaries to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Company Subsidiary.

(c) Joinder Agreement. Except with respect to any Transfer pursuant to a Drag- along Sale, no Transfer of Capital Stock or Stock Equivalents pursuant to any provision of this Agreement shall be deemed completed until the Transferee shall have entered into a Joinder Agreement.

(d) Transfers in Violation of this Agreement. Any Transfer or attempted Transfer of any Capital Stock or Stock Equivalents in violation of this Agreement, including any failure of a Transferee, as applicable, to enter into a Joinder Agreement pursuant to Section 4.01(c) above, shall be null and void, no such Transfer shall be recorded on the Company’s books, and the purported Transferee in any such Transfer shall not be treated (and the Stockholder proposing to make any such Transfer shall continue be treated) as the owner of such Capital Stock or Stock Equivalents for all purposes of this Agreement.

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Section 4.02 Permitted Transfers. Subject to Section 4.01 above, including the requirement to enter into a Joinder Agreement pursuant to Section 4.01(c) above, the provisions of Section 4.03 and Section 4.04 shall not apply to any of the following Transfers by any Stockholder of any of its Capital Stock or Stock Equivalents:

(a) With respect to any Stockholder, to:

(i) any Affiliate of such Stockholder;

(ii) such Stockholder’s spouse, siblings, descendants (including adoptive relationships and stepchildren), and the spouses of each such natural persons (collectively, “Family Members”);

(iii) a trust under which the distribution of Capital Stock may be made only to such Stockholder and/or any Family Members of such Stockholder;

(iv) a charitable remainder trust, the income from which will be paid only to such Stockholder during his or her life;

(v) a corporation, partnership, or limited liability company, the stockholders, partners, or members of which are only such Stockholder and/or Family Members of such Stockholder; or

(vi) for bona fide estate planning purposes, either by will or by the laws of intestate succession, to such Stockholder’s executors, administrators, testamentary trustees, legatees, or beneficiaries.

(b) With respect to the Fidelity Purchasers, to any member of the Fidelity Group (such Transferee, a “Fidelity Permitted Transferee”).

Section 4.03 Right of First Refusal.

(a) Offered Stock. Subject to the terms and conditions specified in Section 4.01, Section 4.02, this Section 4.03, and Section 4.04, the Company, first, and each Stockholder holding Shares (the “ROFR Rightholders”), second, shall have a right of first refusal if any Stockholder (the “Offering Stockholder”) receives a bona fide offer from any Person (a “Prospective Transferee”) that the Offering Stockholder desires to accept (a “Transfer Offer”) to Transfer all or any portion of any Shares (or applicable Stock Equivalents) it owns (the “Offered Stock”). Each time an Offering Stockholder receives a Transfer Offer for any Offered Stock from a Prospective Transferee, the Offering Stockholder shall first make an offering of the Offered Stock to the Company, first, and each ROFR Rightholder other than the Offering Stockholder (the “Applicable ROFR Rightholders”), second, all in accordance with the following provisions of this Section 4.03, prior to Transferring such Offered Stock to the Prospective Transferee.

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(b) Offered Stock Transfer Exceptions. Notwithstanding anything herein to the contrary, the right of first refusal in Section 4.03(a) shall not apply to any Transfer Offer or Transfer of Shares (or applicable Stock Equivalents) that are:

(i) permitted by and made in accordance with Section 4.02;

(ii) are proposed to be made by a Dragging Stockholder or required to be made by a Drag-along Stockholder pursuant to Section 4.05; or

(iii) are made by a Tag-along Stockholder upon the exercise of its tag-along right pursuant to Section 4.04 after the Company and Applicable ROFR Rightholders have declined to exercise their rights in full under this Section 4.03.

(c) Offer Notice.

(i) The Offering Stockholder shall, within five (5) days of receipt of the Transfer Offer, give written notice (a “ROFR Notice”) to the Company and each Applicable ROFR Rightholder stating that it has received a Transfer Offer for the Offered Stock and specifying:

(A) the aggregate number of shares of Offered Stock to be Transferred by the Offering Stockholder;

(B) the proposed date, time, and location of the closing of the Transfer, which shall not be less than 60 (sixty) days from the date of the ROFR Notice;

(C) the purchase price per share for Offered Stock (which shall be payable solely in cash) and the other material terms and conditions of the Transfer Offer; and

(D) the name of the Prospective Transferee who has offered to purchase such Offered Stock.

(ii) The ROFR Notice shall constitute the Offering Stockholder’s offer to Transfer all of the Offered Stock to the Company and the Applicable ROFR Rightholders in accordance with the provisions of this Section 4.03, which offer shall be irrevocable until the end of the Applicable ROFR Rightholder Option Period described in Section 4.03(d)(iii).

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(iii) By delivering the ROFR Notice, the Offering Stockholder represents and warrants to the Company and each Applicable Rightholder that:

(A) the Offering Stockholder has full right, title, and interest in and to the Offered Stock described in the ROFR Notice;

(B) the Offering Stockholder has all the necessary power and authority and has taken all necessary action to Transfer the Offered Stock described in the ROFR Notice as contemplated by this Section 4.03; and

(C) the Offered Stock described in the ROFR Notice is free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(d) Exercise of Right of First Refusal; Over-Allotment Option.

(i) Upon receipt of the ROFR Notice, the Company and each Applicable ROFR Rightholder shall have the right to purchase the Offered Stock on the terms and purchase price(s) set forth in the ROFR Notice in the following order of priority: first, the Company shall have the right to purchase all or any portion of Offered Stock in accordance with the procedures set forth in Section 4.03(d)(ii), and thereafter, the Applicable ROFR Rightholders shall have the right to purchase all (but not less than all) of their respective ROFR Pro Rata Portions of the remaining Offered Stock, in accordance with the procedures set forth in Section 4.03(d)(iii), to the extent the Company does not exercise its right in full. Notwithstanding the foregoing, the Company and the Applicable ROFR Rightholders may only exercise their right to purchase the Offered Stock if, after giving effect to all elections made under this Section 4.03(d), no less than all of Offered Stock will be purchased by the Company and/or the Applicable ROFR Rightholders.

(ii) The initial right of the Company to purchase any Offered Stock shall be exercisable with the delivery of a written notice (the “Company ROFR Exercise Notice”) by the Company to the Offering Stockholder and the Applicable ROFR Rightholders within twenty (20) days of receipt of the ROFR Notice (the “Company Option Period”), stating the applicable number(s) (including where such number is zero) and type(s) of Offered Stock the Company elects to purchase on the terms and purchase price(s) set forth in the ROFR Notice. The Company ROFR Exercise Notice shall be binding upon delivery and irrevocable by the Company.

(iii) If the Company does not elect to purchase all of the Offered Stock, the Applicable ROFR Rightholders shall have the right to purchase the remaining Offered Stock not elected to be purchased by the Company. For a period of ten (10) days following the receipt of a Company ROFR Exercise Notice in which the Company has elected to purchase less than all the Offered Stock (such period, the “Applicable ROFR Rightholder Option Period”), each Applicable ROFR Rightholder shall have the right to elect to purchase all (but not less than all) of its ROFR Pro Rata Portion of remaining Offered Stock by delivering a written notice to the Company and the Offering Stockholder (an “Applicable ROFR Rightholder Exercise Notice”) specifying its desire to purchase its ROFR Pro Rata Portion of remaining Offered Stock, on the terms and applicable purchase price(s) set forth in the ROFR Notice. The Applicable ROFR Rightholder Exercise Notice shall be binding upon delivery and irrevocable by the Applicable ROFR Rightholder.

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(iv) If the Applicable ROFR Rightholders pursuant to Section 4.03(d)(iii) do not, in the aggregate, elect to purchase all of the remaining Offered Stock not purchased by the Company, each Applicable ROFR Rightholder electing pursuant to Section 4.03(d)(iii) to purchase its entire ROFR Pro Rata Portion of remaining Offered Stock (each, an “Exercising Applicable ROFR Rightholder”) shall have the right to purchase all or any portion of any remaining Offered Stock not elected to be purchased by the Company and the Applicable ROFR Rightholders. As promptly as practicable following the Applicable ROFR Rightholder Option Period, the Offering Stockholder shall deliver a written notice to each Exercising Applicable ROFR Rightholders (an “Exercising Applicable ROFR Rightholder Notice”) stating the number(s) and type(s) of remaining Offered Stock available for purchase following the Applicable ROFR Rightholder Option Period. For a period of ten (10) days following the receipt of an Exercising Applicable ROFR Rightholder Notice (such period, the “Exercising Applicable ROFR Rightholder Option Period”), each Exercising Applicable ROFR Rightholder shall have the right to elect to purchase all or any portion of remaining Offered Stock by delivering a written notice to the Company and the Offering Stockholder (an “Exercising Applicable ROFR Rightholder Exercise Notice”) specifying the number(s) and type(s) of additional remaining Offered Stock it desires to purchase on the terms and applicable purchase price(s) set forth in the ROFR Notice. The Exercising Applicable ROFR Rightholder Exercise Notice shall be binding upon delivery and irrevocable by the Exercising Applicable ROFR Rightholder.

(v) The failure of the Company or any Applicable ROFR Rightholder to deliver a Company ROFR Exercise Notice or an Applicable ROFR Rightholder Exercise Notice, respectively, by the end of the Company Option Period or the Applicable ROFR Rightholder Option Period, respectively, shall constitute a waiver of the applicable rights of first refusal under this Section 4.03 with respect to the Transfer of the Offered Stock, but shall not affect their respective rights with respect to any future Transfers.

(e) Allocation of Offered Stock. Upon the expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the expiration of the Exercising Applicable ROFR Rightholder Option Period, remaining Offered Stock not selected for purchase in its entirety by the Company pursuant to Section 4.03(d)(ii) shall be allocated for purchase among the Exercising Applicable ROFR Rightholders, as follows:

(i) First, to each Exercising Applicable ROFR Rightholder having elected pursuant to Section 4.03(d)(iii) to purchase its entire ROFR Pro Rata Portion of remaining Offered Stock, such Applicable ROFR Rightholder’s ROFR Pro Rata Portion of such remaining Offered Stock; and

(ii) Second, the balance, if any, not allocated under clause (i) above (and not purchased by the Company pursuant to Section 4.03(d)(ii)), shall be allocated to those Exercising Applicable ROFR Rightholders electing pursuant to Section 4.03(d)(iv) to purchase a number of remaining Offered Stock exceeding their respective ROFR Pro Rata Portions, in an amount, with respect to each such Exercising Applicable ROFR Rightholder, that is equal to the lesser of:

(A) the number of remaining Offered Stock that such Exercising Applicable ROFR Rightholder elected to purchase in excess of its applicable ROFR Pro Rata Portion; and

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(B) the product of (1) the number of remaining Offered Stock not allocated under Section 4.03(e)(i) (and not purchased by the Company pursuant to Section 4.03(d)(ii)), multiplied by (2) a fraction, the numerator of which is the number of remaining Offered Stock that such Exercising Applicable ROFR Rightholder was permitted to purchase pursuant to Section 4.03(e)(i), and the denominator of which is the aggregate number of remaining Offered Stock that all Exercising Applicable ROFR Rightholders were permitted to purchase pursuant to Section 4.03(e)(i);

provided, that if following the allocation under this Section 4.03(e)(ii) there are any remaining unallocated shares of remaining Offered Stock, those shares shall be allocated to those Exercising Applicable ROFR Rightholders who have not yet been allocated their full share election made pursuant to Section 4.03(d)(iv) pro rata based on the number of remaining shares elected to be purchased by those Exercising Applicable ROFR Rightholders until either no Offered Stock remain or until such time as all Exercising Applicable ROFR Rightholders have been permitted to purchase all Offered Stock that they elected to purchase.

(f) Consummation of Sale to the Company and/or Applicable ROFR Rightholders. In the event that the Company and/or the Applicable ROFR Rightholders shall have, in the aggregate, exercised their respective rights to purchase all and not less than all of the Offered Stock, then the Offering Stockholder shall sell such Offered Stock to the Company and/or the Applicable ROFR Rightholders, and the Company and/or the Applicable ROFR Rightholders, as the case may be, shall purchase such Offered Stock, within sixty (60) days following the expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the Exercising Applicable ROFR Rightholder Option Period (either of which period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). Each Stockholder shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 4.03(f), including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate. At the closing of any sale and purchase pursuant to this Section 4.03(f), the Offering Stockholder shall deliver to the Company and/or the participating Applicable ROFR Rightholders certificates (if any) representing the Offered Stock to be sold, free and clear of any liens or encumbrances (other than those contained in this Agreement), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Company and/or such Applicable ROFR Rightholders by certified or official bank check or by wire transfer of immediately available funds.

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(g) Sale to Proposed Purchaser. In the event that the Company and/or the Applicable ROFR Rightholders shall not have collectively elected to purchase all of the Offered Stock, then, provided the Offering Stockholder has also complied with the provisions of Section 4.04 and Section 4.01, to the extent applicable, the Offering Stockholder may Transfer all of such Offered Stock, at a price per share of Offered Stock not less than that specified in the ROFR Notice and on other terms and conditions which are not materially more favorable in the aggregate to the Prospective Transferee than those specified in the ROFR Notice, but only to the extent that such Transfer occurs within ninety (90) days after expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the Exercising Applicable ROFR Rightholder Option Period. Any Offered Stock not Transferred within such 90-day period will be subject to the provisions of this Section 4.03 upon subsequent Transfer.

Section 4.04 Tag-along Right.

(a) Participation on Sale of Stock. Subject to the terms and conditions specified in Section 4.01 and this Section 4.04, if any Key Holder or any Stockholders holding an aggregate of at least 25% of the Shares (each, a “Selling Stockholder”) proposes to Transfer any of its Shares (or applicable Stock Equivalents) (collectively, the “Tag-along Stock”) to any Person, each other Stockholder (each, a “Tag-along Stockholder”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 4.04.

(b) Tag-along Sale Exceptions. Notwithstanding anything herein to the contrary, the provisions of this Section 4.04 shall not apply to Transfer of Tag-along Stock that is:

(i) permitted by and made in accordance with Section 4.02;

(ii) made to either the Company or any Applicable ROFR Rightholder pursuant to the exercise of the rights set forth in Section 4.03; or

(iii) proposed to be made by a Dragging Stockholder or required to be made by a Drag-along Stockholder pursuant to Section 4.05.

(c) Tag-along Notice. The Selling Stockholder shall deliver to the Company and each other Tag-along Stockholder a written notice (a “Tag-along Notice”) of the proposed Tag- along Sale within (i) five (5) days following the expiration of the Applicable ROFR Rightholder Option Period or, if applicable, the Exercising Applicable ROFR Rightholder Option Period, in the event that the Company and/or the Applicable ROFR Rightholders shall not have, in the aggregate, exercised their respective rights to purchase all and not less than all of the Offered Stock pursuant to Section 4.03, or (ii) twenty (20) days prior to the consummation of any Tag- along Sale which was not subject to Section 4.03. The Tag-along Notice shall make reference to the Tag-along Stockholders’ rights hereunder and shall describe in reasonable detail: (i) the aggregate number of Tag-along Stock the Selling Stockholder proposes to Transfer; (ii) the identity of the prospective Transferee(s); (iii) the proposed date, time, and location of the closing of the Tag-along Sale, which shall not be less than 60 (sixty) days from the date of the Tag-along Notice; (iv) the purchase price per share of Tag-along Stock (which shall be payable solely in cash) and the other material terms and conditions of the Transfer; and (v) a copy of any form of agreement proposed to be executed in connection therewith.

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(d) Exercise of Tag-along Right.

(i) Each Tag-along Stockholder may exercise its right to participate in the Tag-along Sale on the terms described in the Tag-along Notice by delivering to the Selling Stockholder a written notice (a “Tag-along Exercise Notice”) stating its election to do so for the Tag-along Stock included in the Tag-along Notice no later than ten (10) days after receipt of the Tag-along Notice (the “Tag-along Exercise Period”). The election of each Tag-along Stockholder set forth in a Tag-along Exercise Notice shall be irrevocable, and, to the extent the offer in the Tag-along Notice is accepted, such Tag- along Stockholder shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 4.04. If one or more Tag-along Stockholders elects pursuant to a Tag-along Exercise Notice and this Section 4.04(d)(i) to participate in the Tag-along Sale, the number of Tag-along Stock that the Selling Stockholder may sell in the Tag-along Sale shall be correspondingly reduced in accordance with Section 4.04(d)(ii).

(ii) The Selling Stockholder and each Tag-along Stockholder timely electing to participate in the Tag-along Sale pursuant to Section 4.04(d)(i) shall have the right to Transfer in the Tag-along Sale the number of Shares (or applicable Stock Equivalents) of Tag-along Stock set out in the applicable Tag-along Notice, equal to the product of (A) the aggregate number of shares of Tag-along Stock, set out in the applicable Tag-along Notice and (B) such Stockholder’s Tag-along Pro Rata Portion of Tag-along Stock. Any Tag-along Stockholder may elect to sell in the Tag-along Sale less than the number of Shares (or Stock Equivalents) calculated pursuant to this Section 4.04(d)(ii) for any Tag- along Stock, in which case the Selling Stockholder shall have the right to sell the applicable shares of Tag-along Stock not elected to be sold by a Tag-along Stockholder.

(e) Waiver. Each Tag-along Stockholder who does not deliver a Tag-along Exercise Notice in compliance with Section 4.04(d)(i) shall be deemed to have waived all of such Tag- along Stockholder’s rights to participate in the Tag-along Sale with respect to the Capital Stock (or applicable Stock Equivalents) owned by such Tag-along Stockholder, and the Selling Stockholder shall (subject to the rights of any other participating Tag-along Stockholder) thereafter be free to sell to the prospective Transferee the Tag-along Stock identified in the Tag- along Notice at a per share price for such Tag-along Stock that is no greater than the applicable per share price set forth in the Tag-along Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Selling Stockholder than those set forth in the Tag-along Notice, without any further obligation to the non-accepting Tag-along Stockholders.

(f) Conditions of Sale.

(i) Each Stockholder participating in the Tag-along Sale shall receive the same consideration for the Tag-along Stock, after deduction of such Stockholder’s proportionate share of the related expenses in accordance with Section 4.04(h) below. In addition, no Transfer of any Tag-along Stock by the Selling Stockholder in the Tag-along Sale shall occur unless the prospective Transferee simultaneously purchases the Shares (or applicable Stock Equivalents) elected to be sold by the Tag-along Stockholders pursuant to Section 4.04(d)(i) and if any such Transfer is in violation of this Section 4.04, it shall be null and void in accordance with the provisions of Section 4.01(d) hereof.

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(ii) Each Tag-along Stockholder shall execute the applicable purchase agreement, if any, and shall make or provide the same representations, warranties, covenants and indemnities as the Selling Stockholder makes or provides in connection with the Tag-along Sale; provided, that each Tag-along Stockholder shall only be obligated to make representations and warranties that relate specifically to a Stockholder (as opposed to the Company and its business) with respect to the Tag-along Stockholder’s title to and ownership of the applicable Shares (or Stock Equivalents), authorization, execution, and delivery of relevant documents, enforceability of such documents against the Tag-along Stockholder, and other similar representations and warranties made by the Selling Stockholder, and shall not be obligated to make any of the foregoing representations and warranties with respect to any other Stockholder or their Shares (or Stock Equivalents); provided, further, that all indemnities and other obligations shall be made by the Selling Stockholder and each Tag-along Stockholder severally and not jointly and severally (A) with respect to breaches of representations, warranties, and covenants made by the Selling Stockholder and the Tag-along Stockholders relating to the Company and its business, if any, pro rata based on the aggregate consideration received by the Selling Stockholder and each Tag-along Stockholder in the Tag-along Sale, and (B) in an amount not to exceed for the Selling Stockholder or any Tag-along Stockholder, the net proceeds received by the Selling Stockholder and each such Tag-along Stockholder in connection with the Tag-along Sale, as applicable, plus the amount of any consideration forfeited by the Selling Stockholder or such Tag-along Stockholder, as applicable, to which it is entitled but has not yet received (including, without limitation, as a result of an escrow agreement, earn-out, or similar arrangement).

(iii) Each holder of then currently exercisable Stock Equivalents with respect to Tag-along Stock proposed to be Transferred in a Tag-along Sale shall be given an opportunity to convert such Stock Equivalents into the Tag-along Stock prior to the consummation of the Tag-along Sale and participate in such sale as holders of Tag-along Stock.

(g) Cooperation. Subject to Section 4.04(f)(ii), each Tag-along Stockholder shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments (including stock certificates evidencing the applicable Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank), in each case, consistent with the agreements being entered into and the certificates and instruments being delivered by the Selling Stockholder.

(h) Expenses. The fees and expenses of the Selling Stockholder incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Stockholders (it being understood that costs incurred by or on behalf of a Selling Stockholder for its sole benefit will not be considered to be for the benefit of all Tag-along Stockholders), to the extent not paid or reimbursed by the Company or the prospective Transferee, shall be shared by the Selling Stockholder and all the participating Tag-along Stockholders on a pro rata basis, based on the aggregate consideration received by each such Stockholder; provided, that no Tag-along Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

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(i) Consummation of Sale. Subject to the requirements and conditions of this Section 4.04 and the other applicable provisions of this Agreement, including Section 4.01 hereof, the Selling Stockholder shall have sixty (60) days following the expiration of the Tag- along Exercise Period in which to consummate the Tag-along Sale, on terms not more favorable to the Selling Stockholder than those set forth in the Tag-along Exercise Notice which 60-day period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority. If at the end of such period the Selling Stockholder has not completed the Tag-along Sale, the Selling Stockholder may not then effect a Transfer that is subject to this Section 4.04 without again fully complying with the provisions of this Section 4.04. At the closing of the Tag-along Sale, each of the Tag-along Stockholders timely electing to participate in the Tag-along Sale pursuant to Section 4.04(d)(i) shall enter into the agreements and deliver the certificates and instruments, in each case, required by Section 4.04(f) and Section 4.04(g) against payment therefor directly to the Tag-along Stockholder of the portion of the aggregate consideration to which each such Tag-along Stockholder is entitled in the Tag-along Sale in accordance with the provisions of this Section 4.04.

(j) Transfers in Violation of the Tag-along Right. If the Selling Stockholder sells or otherwise Transfers to the prospective Transferee any of its Capital Stock (or Stock Equivalents) in breach of this Section 4.04, then each Tag-along Stockholder shall have the right to sell to the Selling Stockholder, and the Selling Stockholder undertakes to purchase from each Tag-along Stockholder, the number of Shares (or applicable Stock Equivalents) such that Tag- along Stockholder would have had the right to sell to the prospective Transferee pursuant to this Section 4.04, for a per share amount and form of consideration and upon the terms and conditions on which the prospective Transferee bought such shares from the Selling Stockholder, but without indemnity being granted by any Tag-along Stockholder to the Selling Stockholder; provided, that nothing contained in this Section 4.04(j) shall preclude any Stockholder from seeking alternative remedies against such Selling Stockholder as a result of its breach of this Section 4.04. The Selling Stockholder shall also reimburse each Tag-along Stockholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Stockholder’s rights under this Section 4.04(j).

Section 4.05 Drag-along Rights.

(a) Participation. If one or more Stockholders (together with their respective Permitted Transferees) holding no less than a majority of all the issued and outstanding Shares on a Fully Diluted Basis (such Stockholder(s), the “Dragging Stockholder”), proposes to consummate, in one transaction or a series of related transactions, a Change of Control (a “Drag- along Sale”), the Dragging Stockholder shall have the right, after delivering the Drag-along Notice in accordance with Section 4.05(c) and subject to compliance with Section 4.05(d), to require that each other Stockholder (each, a “Drag-along Stockholder”) participate in such Drag-along Sale (including, if necessary, by converting or exercising their Stock Equivalents into the shares of Capital Stock to be sold in the Drag-along Sale) on substantially the same terms and conditions as the Dragging Stockholder as set forth in the applicable Drag-along Notice and in the manner set forth in Section 4.05(b).

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(b) Sale of Stock; Sale of Assets. Subject to compliance with Section 4.05(d):

(i) If the Drag-along Sale is structured as a Change of Control involving the sale of stock, then each Drag-along Stockholder shall sell the number of Shares and/or Stock Equivalents, as applicable, equal to the product obtained by multiplying (A) the number of Shares and/or Stock Equivalents held by such Drag-along Stockholder by (B) a fraction (1) the numerator of which is equal to the number of Shares and/or Stock Equivalents that the Dragging Stockholder proposes to sell in the Drag-along Sale and (2) the denominator of which is equal to the number of Shares and/or Stock Equivalents held by the Dragging Stockholder at such time; and

(ii) If the Drag-along Sale is structured as a sale of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries or as a merger, consolidation, recapitalization, or reorganization of the Company or other transaction requiring the consent or approval of the Stockholders, then notwithstanding anything to the contrary in this Agreement, each Drag-along Stockholder shall (A) vote (in person, by proxy, or by written consent, as requested) all of its voting securities (including any voting Shares) in favor of the Drag-along Sale (and any related actions necessary to consummate such sale) and otherwise consent to and raise no objection to such Drag- along Sale and such related actions and (B) refrain from taking any actions to exercise, and shall take all actions to waive, any dissenters’, appraisal, or other similar rights that it may have in connection with such transaction.

(c) Drag-along Notice. The Dragging Stockholder shall exercise its rights pursuant to this Section 4.05 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Stockholder no more than ten (10) days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-along Sale and, in any event, no later than twenty (20) days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Stockholders’ rights and obligations hereunder and shall describe in reasonable detail: (i) The name(s) of the Third Party Purchaser; (ii) The proposed date, time, and location of the closing of the Drag-along Sale; (iii) The proposed amount of consideration in the Drag-along Sale, including, if applicable, the purchase price per share of Capital Stock (or applicable Stock Equivalents) to be sold and the other material terms and conditions of the Drag-along Sale; and (iv) A copy of any form of agreement proposed to be executed in connection therewith.

(d) Conditions of Sale. The obligations of the Drag-along Stockholders in respect of a Drag-along Sale under this Section 4.05 are subject to the satisfaction of the following conditions:

(i) The consideration to be received by each Drag-along Stockholder shall be the same form and amount of consideration to be received by the Dragging Stockholder per share of Capital Stock, except as otherwise provided in Section 4.05(d)(iii), be the same as those upon which the Dragging Stockholder sells its Capital Stock; provided, that this Section 4.05(d)(i) condition shall be deemed satisfied even if only Stockholders qualifying as “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act), to the exclusion of Stockholders who either do not qualify as accredited investors or would otherwise cause the registration under applicable federal securities laws of securities issued to such Stockholder in the Drag-along Sale, receive securities of the Third Party Purchaser in the Drag-along Sale, so long as the Dragging Stockholder and each Drag-along Stockholder receive the same value (as determined in good faith by the Board), whether in cash or such securities, as of the closing of the Drag-along Sale with respect to each such Stockholder’s applicable Capital Stock;

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(ii) If the Dragging Stockholder or any Drag-along Stockholder is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Stockholders; provided, that this Section 4.05(d)(ii) condition shall be deemed satisfied even if only Stockholders qualifying as “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act), to the exclusion of Stockholders who either do not qualify as accredited investors or would otherwise cause the registration under applicable federal securities laws of securities issued to such Stockholder in the Drag-along Sale, receive an option to receive securities of the Third Party Purchaser in the Drag-along Sale, so long as the Dragging Stockholder and each Drag-along Stockholder receive the same value (as determined in good faith by the Board), whether in cash or such securities, as of the closing of the Drag-along Sale with respect to each such Stockholder’s applicable Capital Stock;

(iii) Each Drag-along Stockholder shall execute the applicable purchase agreement (and any related ancillary agreements entered into by the Dragging Stockholder in connection with the Drag-along Sale) and make or provide the same representations, warranties, covenants, indemnities (directly to the Third Party Purchaser and/or indirectly pursuant to a contribution agreement, as required by the Dragging Stockholder), purchase price adjustments, escrows, and other obligations as the Dragging Stockholder makes or provides in connection with the Drag-along Sale; and

(iv) if the Dragging Stockholder enters into any negotiation or transaction for which Rule 506 under the Securities Act (or any similar rule then in effect) may be available with respect to such negotiation or transaction (including a merger, consolidation, recapitalization, or other reorganization), each Drag-along Stockholder who is not an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) shall, at the request of the Company, appoint a “purchaser representative” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) designated by the Company, the fees and expenses of which shall be borne by the Dragging Stockholder.

(e) Cooperation. Each Drag-along Stockholder shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Stockholder.

(f) Fees and Expenses. The fees and expenses of the Dragging Stockholder (either directly or indirectly by the Company and any Company Subsidiary) incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Stockholders, to the extent not paid or reimbursed by the Company, any Company Subsidiary or the Third Party Purchaser, shall be shared by the Dragging Stockholder and all the Drag-along Stockholders on a pro rata basis, based on the aggregate consideration received by each such Stockholder in the Drag-along Sale.

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(g) Consummation of Sale. The Dragging Stockholder shall have ninety (90) days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice (which 90-day period may be extended for a reasonable time not to exceed one-hundred and twenty (120) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Dragging Stockholder has not completed the Drag-along Sale, the Dragging Stockholder may not then exercise its rights under this Section 4.05 without again fully complying with the provisions of this Section 4.05.

ARTICLE V

COVENANTS

Section 5.01 Confidentiality.

(a) Each Stockholder acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). In addition, each Stockholder acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were made available to the public. Without limiting the applicability of any other agreement to which any Stockholder is subject, each Stockholder shall, and shall cause its Representatives to, keep confidential and not, directly or indirectly, disclose or use (other than solely for the purposes of such Stockholder monitoring and analyzing its investment in the Company) at any time, including, without limitation, use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Stockholder is or becomes aware. Each Stockholder in possession of Confidential Information shall, and shall cause its Representatives to, take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.

(b) Nothing contained in Section 5.01(a) shall prevent any Stockholder from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Stockholders; (vi) to such Stockholder’s Representatives who, in the reasonable judgment of such Stockholder, need to know such Confidential Information and agree to be bound by the provisions of this Section 5.01 as if a Stockholder; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Shares from such Stockholder, as long as such potential Permitted Transferee agrees in writing to be bound by the provisions of this Section 5.01 as if a Stockholder before receiving such Confidential Information; provided, that in the case of clause (i), (ii), or (iii), such Stockholder shall notify the Company and other Stockholders of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Stockholders) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

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(c) The restrictions of Section 5.01(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or any of its Representatives in violation of this Agreement; (ii) is or has been independently developed or conceived by such Stockholder without use of Confidential Information; or (iii) becomes available to such Stockholder or any of its Representatives on a non-confidential basis from a source other than the Company, the other Stockholders, or any of their respective Representatives, provided, that such source is not known by the receiving Stockholder to be bound by a confidentiality agreement regarding the Company.

(d) The obligations of each Stockholder under this Section 5.01 shall survive: (i) the termination, dissolution, liquidation, and winding up of the Company; and (ii) such Stockholder’s Transfer of its Shares.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to the Company that:

(a) Such Stockholder has full capacity/corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of such Stockholder. Such Stockholder has duly executed and delivered this Agreement.

(b) This Agreement constitutes the legal, valid, and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Authority.

(c) The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not (i) conflict with or result in any violation or breach of any provision of any of the organizational documents of such Stockholder, (ii) conflict with or result in any violation or breach of any provision of any Applicable Law or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Stockholder is a party.

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(d) Except for this Agreement, such Stockholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other party with respect to any Capital Stock or Stock Equivalents of the Company, including agreements or arrangements with respect to the acquisition or disposition of any such Capital Stock or Stock Equivalents or any interest therein or the voting of any Capital Stock or Stock Equivalents (whether or not such agreements and arrangements are with the Company or any other Stockholder).

(e) Subject to the other provisions of this Agreement, the representations and warranties contained herein shall survive the date of this Agreement and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof).

ARTICLE VII

MISCELLANEOUS

Section 7.01 No Preemptive Rights. In the event additional Shares are to be issued, current Stockholders shall have no preemptive right to purchase additional Shares; provided, however, the Company shall consider whether offering Shares to the existing Stockholders would be prudent considering the totality of the circumstances.

Section 7.02 Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.03 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Stockholder hereby agrees, at the request of the Company or any other Stockholder, to execute and deliver such additional documents, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 7.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.04):

If to the Company:	RAD Technologies, Inc.
395 Santa Monica Place #308,
Santa Monica, CA 90401
	E-mail:	Jeremy.b@radintelligence.com
	Attention:	CEO

with a copy to:	Greensfelder, Hemker & Gale, P.C.
10 S. Broadway, Suite 2000
St. Louis, MO 63102
	E-mail:	pjs@greensfelder.com
	Attention:	Patrick J. Sweeney

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If to a Stockholder, to such Stockholder’s respective mailing address as set forth on Schedule A.

Section 7.05 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 7.06 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.07 Entire Agreement. This Agreement, together with the Certificate of Incorporation, the Stock Option Plan, the Award Agreements, the Subscription Agreement, and any Joinder Agreements executed after the date hereof (collectively, the “Related Agreements”), and all related Exhibits and Schedules hereto and thereto constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of an inconsistency or conflict between the provisions of this Agreement and any provisions of any Related Agreement with respect to the subject matter herein, the terms of this Agreement shall control.

Section 7.08 Successors and Assigns; Assignment. Subject to the rights and restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

Section 7.09 No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.10 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the Company and Stockholders holding a majority of the Shares. Any such written amendment or modification will be binding upon the Company and each Stockholder.

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Section 7.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 7.11 shall diminish any of the explicit and implicit waivers described in this Agreement, including in, Section 4.03(d)(v), Section 4.05(b)(ii), Section 4.04(e), and Section 7.14 hereof.

Section 7.12 Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 7.13 Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such courts lack subject-matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action, or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware.

Each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding in any such court or that any such suit, action, or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by certified or registered mail to the address set forth in Section 7.04 shall be effective service of process for any suit, action, or other proceeding brought in any such court.

Section 7.14 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.15 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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Section 7.16 Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action, or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 7.17 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 7.18 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 7.19 Legend. In addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Capital Stock shall bear a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND ITS STOCKHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 7.20 Irrevocable Proxy and Power of Attorney. Each Stockholder hereby appoints Barnett, Freedman and Silver and any designee of Barnett, Freedman and Silver, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to such Stockholder’s Shares (or applicable Stock Equivalents) in accordance with the provisions of ARTICLE II and Section 4.05 hereof. This proxy and power of attorney is given to secure the performance of the duties of the Stockholders under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by any Stockholder with respect to such Stockholder’s Shares or applicable Stock Equivalents. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death, or incapacity of the Stockholder.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company:

RAD TECHNOLOGIES, INC.

By:
Name:	Jeremy Barnett
Title:	CEO

The Stockholders:

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EXHIBIT A

FORM OF SUBSCRIPTION AGREEMENT

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EXHIBIT B

FORM OF JOINDER AGREEMENT

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RAD Technologies, Inc.

Joinder Agreement

July 30, 2021

Reference is made to that certain Stockholders Agreement of RAD Technologies, Inc. (“RAD”), effective as of July 30, 2021, a copy of which has been provided to the undersigned, as amended and as may be further amended from time to time (the “Stockholders Agreement”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Stockholders Agreement.

The undersigned individual, in order to become the holder of Shares by virtue of the issuance by RAD of Shares to the undersigned, hereby agrees that by the undersigned’s execution hereof, the undersigned is a party to the Stockholders Agreement, subject to all of the rights, restrictions, conditions, and obligations set forth in the Stockholders Agreement. This Joinder Agreement shall take effect and shall become a part of the Stockholders Agreement as of the date first written above.

STOCKHOLDER

By:
Name:	[_________________]

[Stockholders Agreement - Joinder]

ACKNOWLEDGED AND ACCEPTED:

RAD TECHNOLOGIES, INC.

By:
Name:	Jeremy Barnett
Title:	CEO

[Stockholders Agreement - Joinder]

SCHEDULE A

STOCKHOLDERS

Original RAD Stockholders:

Stockholder Name and Address
[NAME AND ADDRESS]
[NAME AND ADDRESS]
[NAME AND ADDRESS]

Former AR Stockholders:

Stockholder Name and Address
[NAME AND ADDRESS]
[NAME AND ADDRESS]
[NAME AND ADDRESS]